As filed with the Securities and Exchange Commission on August 25, 2023

Registration No. 33-64013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TARGET CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	41-0215170
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Nicollet Mall
Minneapolis, Minnesota	55403
(Address of Principal Executive Offices)	(Zip Code)

DAYTON HUDSON CORPORATION DIRECTOR STOCK OPTION PLAN OF 1995

(Full title of the plan)

Michael J. Fiddelke

Executive Vice President and

Chief Financial Officer

Target Corporation

1000 Nicollet Mall

Minneapolis, Minnesota 55403

(Name and address of agent for service)

(612) 304-6073

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TARGET CORPORATION

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Target Corporation (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on November 6, 1995 (Registration No. 33-64013) (the “Prior Registration Statement”) with respect to shares of the Company’s common stock, with a post-stock split par value of $0.0833 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Dayton Hudson Corporation Director Stock Option Plan of 1995 (the “Plan”). The Prior Registration Statement registered a total of 100,000 shares of Common Stock, which amount has been adjusted for stock splits occurring since the filing of the Prior Registration Statement.

Pursuant to the undertakings contained in the Prior Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unissued at the termination of the offering, the Company is filing this post-effective amendment to the Prior Registration Statement to deregister, and does hereby remove from registration, all shares of Common Stock that had been registered under the Prior Registration Statement that remain unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on August 25, 2023.

TARGET CORPORATION

By:	/s/ Michael J. Fiddelke
Michael J. Fiddelke
Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to Form S-8 Registration Statement on behalf of the Company in reliance on Rule 478 under the Securities Act of 1933, as amended.